Exhibit 99.1

Sorrento Therapeutics, Inc. Secures $75 Million Loan Facility

SAN DIEGO, Nov. 28, 2016 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE) (“Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, announces it has entered into a loan and security agreement with Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) for a term loan of up to $75.0 million subject to funding in three tranches. The proceeds will be used for general corporate purposes allowing Sorrento the flexibility to consolidate core programs and more rapidly advance product opportunities in various therapeutic areas.

A first tranche of $50.0 million was funded upon execution of the loan agreement on November 23, 2016. Prior to the funding by Hercules, Sorrento paid off all obligations of its prior term loan debt with other lenders. Under the terms of the loan agreement, Sorrento may, but is not obligated to, draw on two additional tranches. The second tranche of up to $10.0 million is available until September 30, 2017 subject to the achievement of certain funding and corporate milestones. The third tranche of up to $15.0 million is available until June 30, 2018 subject to Hercules’ approval. The term loan will mature on December 1, 2020.

“We are pleased to announce this debt facility and relationship with Hercules, a leader in life science debt financing,” said Kevin Herde, Executive Vice President and Chief Financial Officer at Sorrento. “This debt facility strengthens our financial position, lowers our overall cost of capital, and provides further financial flexibility to execute our strategy as we prepare to meaningfully advance multiple product candidates over the near term.”

“Hercules is pleased to enter into this financing partnership with Sorrento at this important stage to allow them to continue to advance their pipeline and achieve their growth objectives,” said Scott Bluestein, Chief Investment Officer at Hercules Capital. “This investment in Sorrento provides another example of our ability to finance life sciences companies through multiple stages of development and through various value inflection points.”

The debt is in the form of a secured loan, secured by Sorrento’s and certain of its domestic subsidiaries’ assets, excluding intellectual property, and bearing interest at a calculated prime-based variable rate currently at 9.25%. Payments under the loan agreement are interest only until the first payment of principal on July 1, 2018 (or if Sorrento draws the second tranche, the interest only period is extended with the first payment of principal on January 1, 2019), followed by equal monthly payments of principal and interest through the scheduled maturity date on December 1, 2020. In connection with the loan agreement, Sorrento issued Hercules a warrant to purchase shares of Sorrento Common Stock.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.3 billion to over 360 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries, under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the potential use of debt proceeds and potential benefits of the transaction. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento’s and its subsidiaries’ technologies and prospects and other risks that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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SOURCE: Sorrento Therapeutics, Inc.

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